UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  April 15, 2010

BOISE CASCADE HOLDINGS, L.L.C.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	333-122770 (Commission File Number)	20-1478587 (IRS Employer Identification No.)

1111 West Jefferson Street, Suite 300
Boise, Idaho 83702-5389
(Address of principal executive offices) (Zip Code)

(208) 384-6161
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Our wholly owned subsidiary, Boise Cascade, L.L.C., and its domestic subsidiaries (the “Boise Cascade Parties”) have entered into a Third Amendment to Loan and Security Agreement (the “Amendment”) dated as of April 15, 2010, which amended the Loan and Security Agreement dated February 22, 2008 (the “Loan Agreement”) among the Boise Cascade Parties, Bank of America, N.A., as Agent, and the Lenders named therein.   The Amendment provides for a reduction in the lending commitments under the Loan Agreement of $120,000,000, leaving a total of $170,000,000 of lending commitments under the Loan Agreement.  The reduction in lending commitments will be effective on April 30, 2010.  Boise Cascade, L.L.C. will prepay currently outstanding borrowings under the Loan Agreement in the amount of $120,000,000 on April 30, 2010 in satisfaction of a precondition to effectiveness of commitment reductions provided for in the Amendment.  The repayment will be made with a portion of the net proceeds of our sale of common stock of Boise Inc.

We expect that the foregoing debt reduction, in combination with recent and planned capital expenditures, will satisfy our obligations in respect of disposition of the proceeds of all of our sales of common stock of Boise Inc. arising under Section 4.06 of the Indenture governing our 7 1/8 % Senior Subordinated Notes due in 2014.

A copy of the Amendment will be filed with our Quarterly Report on Form 10-Q for the second quarter of 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOISE CASCADE HOLDINGS, L.L.C.

	By	/s/ David G. Gadda
David G. Gadda
Vice President, General Counsel and Secretary
Date: April 15, 2010